Exhibit 99.1

[HOST MARRIOTT CORPORATION LOGO]	NEWS RELEASE
6903 Rockledge Drive
Bethesda, Maryland 20817

Contact:	Gregory J. Larson
Senior Vice President Investor Relations
240-744-5120

HOST MARRIOTT CORPORATION ANNOUNCES INCREASED IN PROPOSED PRIVATE PLACEMENT OF SENIOR NOTES DUE 2013

BETHESDA, MD, October 28, 2003—Host Marriott Corporation (NYSE:HMT) announced today that Host Marriott, L.P., for whom the Company acts as sole general partner, increased its offering in a private placement to $725 million aggregate principal amount of Senior Notes due 2013 (the “Notes”). The Notes generally may not be redeemed prior to 2008. As the offering is a private placement, it will not be made to the general public. Only qualified institutional buyers may participate in the offering.

The net proceeds of the offering will be used to redeem in full Host Marriott L.P.’s existing $429 million 7.875% Senior Notes due 2005, and a portion of the Host Marriott L.P.’s existing 8.45% Senior Notes due 2008 and to pay related fees and expenses.

The Notes to be offered have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The issuance of the Notes will be structured to allow secondary market trading under Rule 144A under the Securities Act of 1933.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where such an offering sold would be unlawful.

This press release contains forward-looking statements within the meaning of federal securities regulations. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions that will affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; relationships with property managers; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; and our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes. For further information regarding risks and uncertainties associated with our business, please refer to the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of October 28, 2003 and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

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